Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective April 20, 2020 (the “Effective Date”) by and between Albemarle Corporation, a Virginia corporation, and J. Kent Masters, Jr. (the “Executive”). References herein to the “Company” shall mean Albemarle Corporation and, where appropriate, each and any of its divisions, affiliates or subsidiaries.
WHEREAS the Company wishes to employ the Executive, and the Executive is willing to accept such employment, as the Company’s President and Chief Executive Officer; and
WHEREAS the Company and the Executive desire to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of and following the Effective Date on the terms and conditions set forth below;
NOW, THEREFORE, in consideration for the promises of the parties set forth below, the Company and the Executive hereby agree as follows:
1.Term. Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive by the Company under this Agreement shall be as follows:
(a)    Initial Term. The initial term of employment of the Executive by the Company under this Agreement shall begin on the Effective Date and end on December 31, 2023 (the “Initial Term”), unless extended or terminated earlier in accordance with this Agreement. The Initial Term and any Extension (as defined in Section 1(c) of this Agreement) shall be the “Term of Employment.”
(b)        Extension Notice. No fewer than ninety (90) days prior to the expiration of the Term of Employment, the Executive shall advise the Board of Directors of the Company (the “Board”) whether the Executive desires to extend the Term of Employment. If the Executive does not timely notify the Board of his desire to extend the Term of Employment, then such action shall be deemed to result in the Executive’s termination under Section 6(g) of this Agreement as of the last day of the Term of Employment, unless the Company determines otherwise in its sole and absolute discretion.
(c)    Extension of Employment. Provided that, in accordance with Section 1(b) above, the Executive has timely notified the Board of the Executive’s desire to extend the Term of Employment by one (1) year, the Board will consider in its sole and absolute discretion whether to offer the Executive such extension. If the Board decides in its sole and absolute discretion to offer the Executive an extension of his employment, the Board will so notify the Executive in writing (an “Extension Notice”) no fewer than sixty (60) days prior to the expiration of the Term of Employment. If the Board timely provides an Extension Notice and the Executive and the Company enter into such extension, the Term of Employment will be extended by one (1) year (such period of time, the “Extension”). If for any reason the Board does not timely provide to the Executive an Extension Notice, or if the Executive does not agree to enter into such extension if provided, such action or inaction shall be deemed to result in the Executive’s termination under Section 6(g) of this Agreement as of the last day of the Term of Employment, unless the Company determines otherwise in its sole and absolute discretion.
2.    Position and Duties. During the Term of Employment, the Executive shall serve as the Company’s President and Chief Executive Officer. During the Term of Employment, the Executive may engage in not-for-profit outside activities provided such activities (including but not limited to membership on boards of directors of not-for-profit organizations) do not conflict with the Executive’s duties and responsibilities under this Agreement. The Executive may also continue during the Term of Employment to serve as a member of the board of any for-profit organization on which he serves as of the Effective Date; provided, however, that if the Executive seeks to serve as a member of the board of any additional for-profit organization, he must obtain written approval from the Board in accordance with the Company’s corporate governance guidelines.
3.    Principal Place of Employment. The Executive shall be employed at the Company’s principal offices in Charlotte, North Carolina, except for required travel on the Company’s business to an extent substantially consistent with the present business travel obligations of the Executive’s position.
4.    Compensation and Related Matters.
(a)    Salary. During the Term of Employment, the Company shall pay to the Executive a salary at a rate of not less than one million dollars ($1,000,000.00) per annum. The Executive’s salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives and subject to all applicable statutory deductions and authorized withholdings. Subject to the first sentence of this Section 4(a), the Executive’s salary may be increased from time to time at the sole and absolute discretion of the Board.
(b)    Annual Incentive Program. The Executive will be eligible for a target bonus under the Company’s Annual Incentive Plan (“AIP”) for 2020 equal to 125% of his annual base salary, which bonus will be pro-rated based upon the Executive’s start date, i.e., multiplied by 8.3333/12 for the year 2020. The amount of the potential bonus will be based, with respect to 85% of the target bonus, on the Company’s financial performance and achievement of metrics determined in the sole discretion of the Company, using a Company performance factor that can range from 0% to 200%. The remaining 15% of the potential bonus will be based on the Executive’s contribution to the Company’s performance, in the sole judgment and discretion of the Board, and will be measured using an individual performance factor ranging from 0% to 200%. It is understood that the Company determines eligibility for future awards and the terms of awards on an annual basis, and that information about awards in subsequent years will be communicated to the Executive in accordance with Company practice.
(c)    Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, but not limited to, all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
(d)    Benefits. The Executive will be eligible for the comprehensive benefits package typically made available to similarly situated employees of the Company. An overview of the package will be provided to the Executive separately, and notwithstanding anything in the overview materials, the terms of the plan documents will control. The Company’s benefit plans and policies that shall be available shall include, but not be limited to, the following:
(i)    The Albemarle Savings Plan (“401(k) Plan”) which currently allows eligible employees to defer part of their salaries, provides a matching contribution, and provides an additional employer contribution based on participants’ pay. Notwithstanding anything in this Agreement or any overview materials provided on the 401(k) Plan, the terms of the 401(k) Plan document will control;
(ii)    The Albemarle Executive Deferred Compensation Plan (“EDCP”) which allows participants to defer up to 50% of base salary and up to 100% of their annual bonus (net of FICA and Medicare taxes) each year. Deferrals are credited to one or more accounts which may be distributed either at retirement or at a specified future date (which may be while the participant is still employed), based on participants’ elections. Notwithstanding anything in this Agreement or any overview materials provided on the EDCP, the terms of the EDCP document will control;
(iii)    Albemarle’s executive physical program beginning on the Effective Date;
(iv)    Albemarle’s executive financial planning program beginning on the Effective Date;
(v)    Albemarle’s U.S. Domestic Relocation Policy; and
(vi)    Albemarle’s Health and Welfare Program.
(e)    Initial Grant of RSUs. The Executive will be eligible for a grant of Restricted Stock Units (“RSUs”) with a value at the time of grant of three and one-half million dollars ($3,500,000.00). The RSUs will be subject to a three-year vesting schedule with all of the RSUs vesting on April 19, 2023; provided, however, that, to the extent the Company appoints a new CEO for the Company prior to April 19, 2023, other than in connection with termination of the Executive’s employment for Cause (as defined in Section 6(i) below), the RSUs granted pursuant to this paragraph (e) shall vest as of the date of such appointment. Once vested, the RSUs shall be payable in whole shares of the Company’s common stock. The terms of the RSU grant will be described in a separate Notice of Restricted Stock Unit Award that will be provided to the Executive after the RSUs are granted. Notwithstanding anything to the contrary in this Agreement, the terms of the LTIP Plan document and separate award agreement will control unless the special vesting provisions for the RSUs provided in this Agreement are more favorable to the Executive.
(f)    Future Long Term Incentive Awards. Subject to the Company approving a long-term incentive (“LTI”) program for each year, the Executive will be eligible for LTI award grants under the Albemarle Long Term Incentive Plan (“LTIP”) for each of 2021, 2022 and 2023 which grants are normally made sometime during the first quarter of each year. Subject to any changes the Company determines to make to the LTI program for each year, the LTI grants are expected to consist of a combination of Performance Share Units (“PSUs”) which shall make up 50% of the Executive’s total LTI grant for a year, RSUs which shall make up 25% of the total LTI grant, and stock options which shall make up the remaining 25% of the total LTI grant. Subject to any changes the Company determines to make to the LTI program each year, the PSUs are expected to be granted as two awards as follows-- one-half of the PSU award will be based on the Company’s total shareholder return measured against the Company’s peer group over the measurement period, and the other half of the PSU award will be based on the Company’s return on invested capital (“ROIC”) measured against target ROIC performance levels set by the Company for the measurement period. Except as provided in the following sentence regarding vesting of the Executive’s award grants made under this paragraph (f), the standard provisions governing all LTI award grants made by the Company shall apply to the Executive’s future LTI award grants, including but not limited to, provisions on exercisability of stock options, payment of RSUs, and earning and payment of PSUs. With regard to the vesting of the Executive’s LTI award grants, provided the Executive remains employed by the Company through December 31, 2023, he will become fully vested in his LTI grants made pursuant to this paragraph (f) on that date. Notwithstanding the preceding sentence, however, to the extent the Company appoints a new CEO for the Company prior to December 31, 2023, other than in connection with termination of the Executive’s employment for Cause (as defined in Section 6(i) below), the Executive’s outstanding LTI award grants made pursuant to this paragraph (f) shall vest as of the date of such appointment; provided, however, the accelerated vesting of the Executive’s LTI award grants pursuant to this sentence shall not change the exercisability, earning or payment dates of the Executive’s award grants, which shall remain as set forth in the applicable award agreement. The specific terms of the LTI award grants made pursuant to this paragraph (f) shall be described and governed by the separate Notices of Award the Executive will be provided after the grants are made. Notwithstanding anything to the contrary in this Agreement, the terms of the LTIP documents, including the LTIP Plan document and separate award agreements, will control unless the special vesting provisions for the LTI award grants in this Agreement are more favorable to the Executive.
(g)    Paid Time Off. During the Term of Employment, the Executive shall be entitled to five (5) weeks of paid time off in each calendar year, determined in accordance with the Company’s Corporate Vacation Policy; provided, however, that from the Effective Date through December 31, 2020, the number of such days of paid time off shall be prorated; and further provided that the Executive’s use of paid time off shall not interfere with the performance of his duties under this Agreement, subject to applicable law.

5.    Confidential Information and Intellectual Property.
(a)    This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
(b)    For purposes of this Agreement, “Confidential Information” means any and all information regarding the Company and any of its subsidiaries, divisions and affiliates that is not generally known to the public or which the Company deems proprietary or confidential, including any information received from or concerning, directly or indirectly, the Company and its customers, vendors, suppliers or distributors, regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy. Confidential Information shall include, without limitation: trade secrets, ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, research, technical plans, drawings, technical data, technologies or information, formulae and developments; information concerning customers, suppliers, vendors and distributors, including any lists thereof; pricing information, strategies, schemes and lists; market and technical research; financial, purchasing, and business planning information; methods of distribution or supply chain information; financial, business and sales projections, forecasts or plans; information concerning mergers, purchases, sales, acquisitions or other corporate transactions involving the Company or any of its affiliates or proposed affiliates, and proposed targets for merger, purchase, acquisition, merger or other corporate transaction; marketing and promotional information, ideas and strategies; marketing surveys and analyses; budgets; invoices; tax matters or other taxation-related information; actual and projected revenues, profits or losses; information relating to the Company’s personnel or any other personnel data or information; the content, terms or structure of the Company’s contracts and agreements, including contracts and agreements with customers, suppliers or vendors, including drafts thereof or term sheets; information relating to the Company’s products and services; and any and all other information relating to the Company and its products, services, performance or plans that the Executive acquired as a result of his employment or other association (as a Board member or otherwise) with the Company and that is not generally known or available to the public; provided, however, Confidential Information shall not include information relating to the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of the Executive, (2) has been or is disclosed by the Company or its subsidiaries, affiliates or divisions without restriction on its use, or (3) has been or is required or specifically permitted to be disclosed by law or governmental order or regulation, provided that the disclosure does not exceed the extent of disclosure required by such law, order or regulation. It is understood that notwithstanding anything in this Agreement or any code of conduct or ethics or other policy of the Company to the contrary, nothing herein or therein shall restrict the Executive from reporting matters to the Securities and Exchange Commission, or communicating directly with its staff, about a possible securities law violation.
(c)    The provisions of this Section 5 shall not preclude the Executive from disclosing such information to the Executive’s professional tax advisor or legal counsel solely to the extent necessary for the rendering of their professional services to the Executive if such individuals agree to keep such information confidential.
(d)    Notwithstanding any of the foregoing, it is understood that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(e)    The Executive agrees that upon leaving the Company’s employ the Executive will remain reasonably available upon request of the Company to answer questions and otherwise to provide all requested assistance to the Company regarding the any Company matters of which the Executive has knowledge or in which the Executive was involved, including without limitation the Executive’s former duties and responsibilities and the knowledge the Executive obtained in connection therewith.
(f)    The Executive agrees that, following his separation from the Company for any reason and under any circumstance whatsoever, he will not communicate directly or indirectly with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the Board or its designee immediately after being contacted by any member of the media with respect to any matter covered under this Section.
(g)    The Executive agrees that all information, inventions and discoveries, whether or not patented or patentable, protected by a copyright or copyrightable, or registered as a trademark or eligible to be registered as a trademark, made or conceived by the Executive or any Company employee or contractor, either alone or with others, at any time while employed by the Company, which arise out of such employment or is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent or copyright or trademark protection with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to, during and after his or her employment, execute such documents and perform such other acts as the Company deems necessary to obtain, perfect, maintain, protect and enforce patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign and transfer to the Company or its designee all such Intellectual Property rights and all patent applications and patents relating thereto. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his or her name and to do all other lawfully permitted acts to transfer the work product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.
(h)    The Executive represents and warrants that, as of the Effective Date, there is no Intellectual Property that: (i) has been created by or on behalf of the Executive, and/or (ii) is owned exclusively by the Executive or jointly by the Executive with others or in which the Executive has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company under this Agreement.
(i)    The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.
(j)    Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will (i) promptly return to the Company all Confidential Information and Intellectual Property and all copies thereof (including without limitation books, handbooks, proposals, procedures, protocols, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information) in any form whatsoever, and regardless of the format, medium or location in which such information has been stored, viewed or accessed (including without limitation any Company-maintained electronic system(s), personal computer or computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other location, format or medium in which information can be stored, maintained or accessed), and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.
(k)    The Executive acknowledges and agrees that the injury the Company will suffer in the event of the breach by the Executive of any of the provisions of this Section 5 will cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Section 5.

6.    Termination. The Executive’s employment with the Company shall terminate immediately upon the expiration of the Term of Employment. In addition, the Term of Employment and the Executive’s employment with the Company may be terminated by the Company or the Executive for any reason at any time prior to the expiration of the Term of Employment. Upon termination of the Executive’s employment during the Term of Employment, the Executive shall be entitled to the compensation and benefits described in the applicable provisions of this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. Defined terms for purposes of this Section 6 shall have the meanings set forth in subparagraph (i) (following subparagraph (h)) hereof.
(a)        Termination by the Company without Cause (other than due to Death or Disability) Outside of a Change in Control Period.
(i)    If the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or disability) outside of a Change in Control Period, then, subject to Section 6(e), Section 20, and the Executive’s continued compliance with all applicable restrictive covenants in this Agreement and any other agreement between the Executive and the Company, the Executive shall be entitled to receive the following benefits:
A.    Accrued Benefits. The Company shall pay the Executive his full base salary and accrued vacation pay then in effect through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus any benefits or awards which have been earned or become payable but which have not yet been paid to the Executive.
B.    Severance Payment. The Company shall pay as severance pay to the Executive an amount (the “Severance Payment”) equal to 1.5 times the sum of (1) the Executive’s annual base salary for the year of termination plus (2) the Executive’s target bonus under the AIP for the year of termination. The Severance Payment will be paid to the Executive in a lump sum thirty (30) days following the Date of Termination or, if later, the Release Effective Date.
C.    Outplacement Counseling. The Company shall make available to the Executive, at the Company’s expense, outplacement counseling. The Executive may select the organization that will provide the outplacement counseling, however, the Company’s obligation to provide benefits under this subsection shall be limited to $12,500.  This counseling must be used, if at all, no later than the first anniversary of the Date of Termination.
D.    Relocation Expense Reimbursement. The Company shall reimburse the Executive for his expenses incurred in connection with relocating his residence back to Virginia after his Termination. Expenses covered under this paragraph shall not include any expenses incurred in connection with the Executive’s sale of a residence purchased in Charlotte, North Carolina other than any real estate commission owed in connection with selling the Charlotte residence. For purposes of clarification only, the Company shall have no obligation to purchase the Executive’s residence in Charlotte. Except as otherwise provided in this subparagraph D, the benefits provided for hereunder shall be in accordance with the Company’s U.S. Domestic

Relocation Policy. The benefits described in this subparagraph D. must be used, if at all, no later than the end of the second year after the year that contains the Executive’s Date of Termination, and the reimbursement of expenses must be paid to the Executive no later than the end of the third year after the year that contains the Date of Termination.
(b)    Termination due to Disability. During any period prior to the Date of Termination and during the Term of Employment that the Executive is unable to perform his full time duties with the Company, whether as a result of Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, the Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable or provided under the Company’s benefit plans, including its disability plans. After the Date of Termination, the Executive’s benefits shall be determined in accordance with the Company’s benefits, insurance and other applicable programs. The compensation and benefits, other than salary, payable or provided pursuant to this Section 6(b) shall be the greater of (x) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect immediately prior to a Change in Control (as defined in the Change in Control Agreement), if applicable, and (y) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.
(i)    “Total Disability” means total physical or mental disability rendering the Executive unable to perform the duties of his employment for a continuous period of six (6) months. Any question as to the existence of Total Disability upon which the Executive and the Company cannot agree shall be determined by a qualified physician not employed by the Company and selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.
(c)    Termination by the Company for Cause or by the Executive Outside of a Change in Control Period. If the Executive’s employment is terminated by the Company for Cause, or by the Executive for any reason outside of a Change in Control Period, the Company shall pay the Executive his accrued but unpaid base salary and vacation pay through the Date of Termination, at the rate in effect at the time Notice of Termination is given. The Executive shall receive any payment due under this Section 6(c) on the Company’s first regular payroll date following the Date of Termination. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.
(d)    Termination due to Death Outside of a Change in Control Period. If the Executive’s employment is terminated due to the Executive’s death other than during a Change in Control Period, the Executive’s benefits shall be determined in accordance with the Company’s benefits and insurance programs then in effect. If the Executive’s employment is terminated due to the Executive’s death during a Change in Control Period, the effects of such termination of employment shall be as described in the Change in Control Agreement.

(e)    Release of Claims. In order to receive payment of the amounts set forth in Section 6 (unless otherwise prohibited by law), the Executive must execute and deliver to the Company a General Release in a form reasonably acceptable to the Executive and the Company (the “Release”). The Release must be executed within the ninety (90) day period following the Date of Termination; provided, however, that to the extent any amounts payable under Section 6 constitute deferred compensation for purposes of Section 409A, and such ninety (90) day period commences in one calendar year and ends in the subsequent calendar year, such amounts shall not be paid to the Executive until the later of the Release Effective Date and the Company’s first regular payroll date in such subsequent calendar year.
(f)    Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive shall be communicated to the other party in a written Notice of Termination. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination shall be provided in accordance with the notice requirements of Section 12.
(g)    Termination without Cause upon Expiration of the Term of Employment. If the Executive’s employment is terminated by the Company without Cause upon expiration of the Term of Employment outside of a Change in Control Period, then, subject to Section 6(e), Section 20, and the Executive’s continued compliance with all applicable restrictive covenants in this Agreement and any other agreement between the Executive and the Company, the Executive shall be entitled to receive the following benefits:
A.    The Company shall pay the Executive his full base salary and accrued vacation pay then in effect through the Date of Termination.
B.    If the Date of Termination is after the end of an AIP compensation year, but before the AIP bonuses for such AIP year have been paid, the Company shall pay the Executive an AIP bonus for such AIP year based upon the calculated company score and the Executive’s individual performance modifier set by the Company at the time the Company sets the AIP bonus amounts for such year for all other eligible employees of the Company.
C.    The Executive’s outstanding equity awards under the LTIP shall be treated in accordance with the terms of Section 4(f) of this Agreement and the applicable Notices of Award for such awards.
D.    The Company shall reimburse the Executive for his expenses incurred in connection with relocating his residence back to Virginia after his Termination. Expenses covered under this paragraph shall not include any expenses incurred in connection with the Executive’s sale of a residence purchased in Charlotte, North Carolina other than any real estate commission owed in connection with selling the Charlotte residence. For purposes of clarification only, the Company shall have no obligation to purchase the Executive’s residence in Charlotte. Except as otherwise provided in this subparagraph D, the benefits provided for hereunder shall be in accordance with the Company’s U.S. Domestic Relocation Policy. The benefits described in this subparagraph D. must be used, if at all, no later than the end of the second year after the year that contains the Date of Termination, and the reimbursement of expenses must be paid to the Executive no later than the end of the third year after the year that contains the Date of Termination.
(h)    Termination of Employment During a Change in Control Period. Notwithstanding anything herein to the contrary, the effects of a termination of employment during a Change in Control Period shall be determined in accordance with the Change in Control Agreement.
(i)    Definitions. For purposes of this Agreement:
A.    “Cause” means:
(a)    the Executive's willful failure to perform the Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness);
(b)    the Executive's willful failure to comply with any valid and legal directive of the Board, engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, injurious to the Company or any of its affiliates;
(c)    the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;
(d)    the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(e)    the Executive's intentional violation of the Company’s Code of Conduct or a material policy of the Company; or
(f)    the Executive's breach of any obligation under this Agreement or any other written agreement between the Executive and the Company.
B.     “Change in Control Agreement” means that certain letter agreement by and between the Executive and the Company dated April 20, 2020 regarding the effects of certain terminations of employment during a Change in Control Period.
C.    “Change in Control Period” means the two-year period commencing on the date of a Change in Control (as defined in the Change in Control Agreement).
D.    "Date of Termination" means:
(a)    if the Executive's employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and

(b)    in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
E.    “Notice of Termination” shall mean a written notice as provided in Section 6(f).
F.    “Release Effective Date” means the date on which the Release (as defined in Section 6(e)) becomes effective and irrevocable.
7.    Cooperation. The Executive and the Company agree that certain matters in which the Executive will be involved during the Term of Employment may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at a mutually agreed upon hourly rate.

8.    Restrictive Covenants.
(a)    Executive Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to Confidential Information during the course of the Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the Company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.
(b)    No Solicitation of Employees. The Executives agrees that, both during the Term of Employment and for a period of two (2) years following the termination of the Executive’s employment with the Company, at any time and for any reason, the Executive will not, directly or indirectly, on his own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged (or in the preceding six (6) months was actively employed or engaged) by the Company. This obligation includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Company to terminate his or her relationship with the Company, assisting any other person or entity to identify or evaluate Company employees for recruitment away from the Company, and assisting any person or entity hire an employee away from the Company.
(c)    No Solicitation of Customers. The Executive agrees that, both during the Term of Employment and for a period of two (2) years following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive will not directly or indirectly, on his own behalf or on behalf of any other person or entity:
(i)solicit the business of, or provide services or goods similar to, the services or goods provided by the Company to any customer of the Company or any other entity with which the Company has an agreement to perform services or provide goods during the twelve (12) month period prior to the Executive’s separation from the Company;
(ii)contact any customer of the Company for the purpose of soliciting such customer to purchase a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Company; or
(iii)induce or attempt to induce any customer, supplier or vendor of the Company to cease or limit the business it does or may plan to do with the Company or to otherwise interfere in the Company’s business relationship with such customer, supplier or vendor.
(d)    Non-Competition. During the Term of Employment and for a period of two (2) years following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive shall not, on his own behalf or on behalf of others, directly or indirectly, (whether as an employee, consultant, investor, partner, sole proprietor or otherwise) be employed by, perform any services for, or hold any ownership interest in any Competing Business. “Competing Business” means (i) any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages, invests in, produces or sells any products, services or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company and (ii) employment by any customer of the Company to which the Company sold or provided goods or services while the Executive was employed by the Company, if the purpose of such employment by such customer is to provide the same or similar services the Company provided to such customer while the Executive was employed by the Company. Notwithstanding the foregoing, the Executive’s ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this subparagraph (d).
(e)    Enforcement.
(i)    The Executive acknowledges that the restrictions contained in this Section 8 are necessary to protect the Company’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and further acknowledges and agrees that each and every restriction in this Section 8 is reasonable in all respects, including duration, territory and scope of activity.
(ii)    The Executive agrees that the restrictions contained in this Section 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. To the extent that any restriction of this Section 8 is determined by any court of competent jurisdiction to be unenforceable, the Executive and the Company expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Section 8 remain in full force and effect.
(iii)    The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, under this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Section 8.
(iv)    The Executive acknowledges and agrees that the injury the Company will suffer in the event of the breach by the Executive of any of the provisions of this Section 8 will cause the Company irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Section 8. The periods of time referenced in each of subparagraphs (b), (c) and (d) above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of subparagraphs (b), (c) or (d) in any respect, so that the Executive is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full time period.
9.    Equity Awards Following Termination. Except as otherwise provided herein, the effect of a termination of employment on the Executive’s outstanding RSUs, PSUs, stock options and other equity compensation awards shall be determined in accordance with the terms and conditions of the applicable award agreement.
10.     Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts payable to the Executive under this Agreement have not yet been paid,, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to the Executive’s beneficiary pursuant to a valid written designation of beneficiary, as determined by the Company in its discretion, or, if there is no effective written designation of beneficiary by the Executive, to the Executive’s estate.
11.    Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the Term of Employment under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
12.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	To the Executive’s most recent home address on file with the Company

If to the Company:    Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209
Attention: General Counsel
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.    Complete Agreement; Modification, Waiver. This Agreement, along with any compensation and benefits summary, RSU, PSU, stock option, or other equity compensation award agreements between the parties, as well as the Change in Control Agreement, represent the complete agreement of the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, promises or representations of the parties, including any prior employment agreement or similar agreement between the parties. To the extent that the bonus payment provisions (i.e., post-termination bonus payments) provided in this Agreement differ from the provisions of the Company’s incentive bonus plans, such bonus payments shall be paid pursuant to the provisions of this Agreement except to the extent expressly prohibited by law. Except as provided by Section 20, no provision of this Agreement may be amended or modified except in a document signed by the Executive and such person as may be designated by the Company. No waiver by the Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time. To the extent that this Agreement is in any way deemed to be inconsistent with any prior or contemporaneous compensation and benefits summary, RSU, PSU, stock option, or other equity compensation award agreements between the parties, or term sheet referencing such specific awards, the terms of this Agreement shall control. No agreements or representations, oral or otherwise, with respect to any subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

14.    Severability. If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
15.    No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination.
16.    Withholding. All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted by the Company in its sole discretion, the Executive may provide all or any part of any necessary withholding by contributing Company common stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing price per share as reported on the securities exchange constituting the primary market for the Company’s stock on the date preceding the date the withholding is determined.
17.    Jurisdiction and Venue. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state of Virginia, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court of competent jurisdiction sitting in the state of Virginia, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue
18.    Attorney’s Fees. Except as otherwise provided herein, each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement. Notwithstanding anything herein to the contrary, the Company shall pay all legal fees and related expenses incurred by the Executive: (i) as a result of the Executive’s termination of employment by the Company without Cause, (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by the Executive in seeking advice in connection therewith), and (iii) contesting any claim by the Company that the Executive has breached the Executive’s obligations under any restrictive covenant; provided that such fees are incurred no later than the end of the second calendar year after the year of the Date of Termination.
19.    Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and the legal representative of the Executive’s estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.
20.    Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A (“Section 409A Deferred Compensation”) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 6 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 6 upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 6. All such amounts that would, but for this Section 20(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Health Care Benefits. In the event that all or any of the health care benefits to be provided pursuant to this Agreement as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)    Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date to the extent required by Section 409A.
(e)    Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(f)    Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)    Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. The Executive acknowledges that (i) the provisions of this Section 20 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the

Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date and year first above written.

ALBEMARLE CORPORATION            J. KENT MASTERS, Jr.

/s/ Karen G. Narwold                    /s/ J. Kent Masters

By: Karen G. Narwold

Its EVP, CAO & General Counsel

19